                                  EXHIBIT 11.1

                                METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            For the Three Months Ended March 31,
                                                           --------------------------------------
                                                             1998                      1999
                                                             ----                      ----
Net loss
    Preferred dividends                                    $   (28,200)            $   (46,061)
    Gain on redemption of preferred stock                       (2,348)                 (4,003)
                                                                     -                   2,208
                                                           -----------             -----------

Net loss attributable to common stockholders               $   (30,548)            $   (47,856)
                                                           ===========             ===========

Weighted-average shares outstanding:
    Shares outstanding, beginning of period                 40,548,414              41,583,403
    Shares issued in settlement of litigation                  270,000                       -
    Shares issued in employee stock purchase plan               48,134                  87,290
                                                           -----------             -----------
Weighted-average shares outstanding                         40,866,548              41,670,693
                                                           ===========             ===========

Loss per share attributable to common stockholders         $     (0.75)            $     (1.15)
                                                           ===========             ===========